AMENDED AND RESTATED COOPERATIVE JOINT VENTURE CONTRACT FOR MINING EXPLORATION

BETWEEN

LIAONING NON-FERROUS GEOLOGICAL BUREAU EXPLORATION INSTITUTE

AND

CROSSHAIR EXPLORATION AND MINING CORP.

Date: May 25th, 2005

COOPERATIVE JOINT VENTURE CONTRACT

For the establishment in China of a Cooperative Joint Venture, in accordance with the Joint Venture Law, Mining Law, Contract Law (all defined under Article 2), executed on May 25th, 2005 and effective on the Effective Date, by and between:

Liaoning Non-ferrous Geological Bureau Exploration Institute (hereinafter “LNGB” or “Party A”), a legal person incorporated in Liaoning, PRC.

and

Crosshair Exploration and Mining Corp. (hereinafter “Crosshair” or “Party B”), a company incorporated in the Province of British Columbia, Canada.

LNGB and Crosshair are together referred to hereinafter as the “Parties”.

PREAMBLE

A.

All mineral resources within the boundaries of the People’s Republic of China (“PRC’) belong to the PRC.

B.

⑴

Crosshair is willing to contribute capital, and cooperate with LNGB, that is willing to contribute Cooperative Conditions (as defined under Article 2 of this Contract), in the exploration for and development of gold and other metal resources.  LNGB and Crosshair are willing to cooperate and share the risk as well as the results from such cooperation.

⑵

The Liaoning Provincial Government in the PRC permits the establishment of Sino-foreign Cooperative Joint Ventures.

C.

LNGB has obtained exploration licenses (as described herein) in the Joint Venture Area (as defined below) and the Parties have agreed to establish a Cooperative Joint Venture to engage in exploration and mining in the Joint Venture Area.  If there is any discovery of economic ore body, the Cooperative Joint Venture will apply in a timely manner for the mining licenses necessary to develop and mine such economic ore body.  Party B will be responsible to provide the feasibility study reports required for such development and mining.

NOW THEREFORE, the Parties, adhering to the principles of equality and mutual benefit and through friendly consultation, in accordance with Chinese laws and regulations, agree as follows.

ARTICLE 1

PARTIES TO THE CONTRACT

1.1

Parties to the CJV

(a)

LNGB: Liaoning Non-ferrous Geological Bureau Exploration Institute is a registered legal person, with its address at No. 17 Liuzhou Street, Heping District, Shenyang, Liaoning, PRC 110002.

The legal representative of LNGB is:

Name: Mr. Tian Yu Cai

Position: Director

Nationality: Chinese

Location:  China

(b)

Crosshair: Crosshair Exploration & Mining Corp. is a body corporate incorporated in the province of British Columbia, Canada, with its address at Suite 2300-1066 West Hastings Street, Vancouver, British Columbia, Canada V6E 3X2.

The legal representative of Crosshair is:

Name: Mr. Mark J. Morabito

Position: President

Nationality: Canadian

Location: Canada

1.1

Change of Legal Representative

Each Party can change its legal representative.  When a Party changes its legal representative it must tell the other Party  the name, position, nationality and location of the new legal representative.  If a Party changes its legal representative and does not notify the other Party in a timely manner, such Party shall indemnify the other Party for any direct loss arising from it failure to provide the information to the other Party.

ARTICLE 2

DEFINITIONS

In this Contract, the following terms have the following meanings:

“Acceptance Notice” has the meaning given to it in Article 7.1.

“Affiliate”, for any Party, means any legal entity directly or indirectly controlling or controlled by, or under direct or indirect common control with that Party. The term “control,” as used herein, means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether by voting rights, contract or otherwise.

“Annual Budget” means a detailed estimate of costs and expenses to be incurred during and with respect to an Annual Work Program as approved by the Board of Directors in accordance with Article 10.2.

“Annual Work Program” means a work program, as determined for a Fiscal Year and approved for such Fiscal Year at the sole discretion of the Board of Directors. A “work program” is a schedule of activities and tasks to be performed in respect of the Joint Venture Area as determined by and at the sole discretion of the Board of Directors.

“Approval Authority” means such PRC government department that, in accordance with the prevailing PRC laws, has the power and authority to approve or not approve this Contract and the Articles of Association, or the departments to which it has delegated such approval authority.

“Area” has the meaning given to it in Article 22.4.

“Articles of Association” means the articles of association of the CJV executed by the Parties and approved by the Approval Authorities.

“Board of Directors” or “Board” means the board of directors of the CJV.

“Breaching Party” has the meaning given to it in Article 20.1.

“Business Day” means any day except Saturday, Sunday, and statutory holidays observed in China or Canada.

“Business License” means the license issued by the PRC SAIC or its authorized branch to the CJV permitting the business operation of the CJV.

“CIETAC” has the meaning given to it in Article 24.1.

“Commencement Date” means the date on which the Business License is issued.

“Confidential Information” has the meaning given to it in Article 17.1.

“Contract Law” refers to the PRC Contract Law and relevant regulations thereunder and other relevant laws and regulations as may be applicable to the CJV.

“Cooperation Condition” has the meaning given to it in Article 5.3.

“Cooperative Joint Venture” or “CJV” refers to the sino-foreign co-operative joint venture established by the Parties in accordance with this Contract, the Joint Venture Law and other relevant laws.

“Development” means preparation for Mining, including definition drilling, test mining, mine feasibility studies and such other work.

“Effective date” means the date on which this Contract is effective, being the date that the Approval Authority approves this Contract and the Articles of Association.

“Environmental Law” means applicable law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of hazardous substances.

“Environmental Permits” means all permits, certificates, approvals, consents, registrations and licences issued or required by any Environmental Law or any court or governmental authority and relating to or required for the operation of the business of LNGB and/or the CJV in respect of the Joint Venture Area.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, characteristics, quality or commercial value of deposits of Products.

“Exploration Licence” means a license granted pursuant to relevant PRC law that entitles the holder thereof to undertake Exploration and related activities in respect of the land to which such licence applies. For purposes of this Contract, “LNGB Exploration Licences” refers to the three licences attached hereto as Schedule “A”.

“Feasibility Study” refers to a comprehensive analysis of the characteristics of an Explored property providing a detailed review of its economic feasibility through analysis of its geology, mining plan, mineral processing plan, infrastructure plans, marketing plan and all associated costs, and which is prepared by an accredited independent third party.

“Fiscal Year” has the meaning given to it in Article 13.5.

“Force Majeure” has the meaning given to it in Article 23.1.

“Further Increase” has the meaning given to it in Article 5.9.

“Future Licences” has the meaning given to it in Article 22.4.

“Increased Capital Contributions” has the meaning given to it in Article 5.7.

“Indemnified Party” has the meaning given to it in Article 20.3.

“Interest” refers to each Party’s share in the CJV, as may be adjusted from time to time, as initially provided for in Article 5.4.

“Joint Venture Area” means collectively those parcels of land with respect to which the LNGB Exploration Licences have been granted.

“Joint Venture Law” refers to the PRC, Sino-Foreign Co-Operative Joint Venture Law (Revised) and relevant regulations thereunder, including the PRC Sino-Foreign Co-Operative Joint Venture Law Implementing Rules and other relevant laws of the PRC as may be applicable to the CJV.

“Labour Law” refers to the PRC Labour Law and the PRC Administration of Labour in Foreign Investment Enterprises Provisions and other relevant laws of the PRC as may be applicable to the CJV.

“Liquidation Committee” has the meaning given to it in Article 21.1.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products and the ancillary activities associated therewith.

“Mining Law” refers to the Mineral Resources Law of PRC and relevant implementing regulations thereunder and other relevant laws of the PRC as may be applicable to the CJV.

“Mining License” means a license granted pursuant to relevant PRC law that entitles the holder to all the relevant rights to undertake mining in respect to the designated land to which such license applies.

“Net Profit” has the meaning given to it in Article 14.2.

“New Project” has the meaning given to it in Article 22.3.

“Non-Transferring Party” has the meaning given to it in Article 7.1.

“Performing Party” has the meaning given to it in Article 20.1.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, governmental authority or Approval Authority and where the context requires, any of the foregoing when they are acting as administrator or other legal representative.

“PRC” means the People’s Republic of China.

“Product” means all ores, minerals and mineral resources located in or on the Joint Venture Area during Exploration or otherwise and which are produced by the Joint Venture Area, including, but not limited to refined minerals and other products extracted from the refined minerals.

“Proposed Transfer” has the meaning given to it in Article 7.1.

“Registered Capital” means the sum of the capital contributions contributed by each Party pursuant to Article 5.2 hereof, as registered with the State Administration of Industry and Commerce.

“Representatives” has the meaning given to it in Article 17.1.

“SAFE” has the meaning given to it in Article 5.6.

“SAIC” has the meaning given to it in Article 5.5.

“Term” means the term of this Contract as set forth in Article 18.1.

“Total Investment” means the total amount of capital contributed by the Parties to the CJV or borrowed by the CJV pursuant to Article 5.1 hereof.

“Transfer Notice” has the meaning given to it in Article 7.1.

“Transferred Interest” has the meaning given to it in Article 7.1

“Transferring Party” has the meaning given to it in Article 7.1.

ARTICLE 3

ESTABLISHMENT OF CJV AND THE LEGAL FORM

3.1

  Establishment of the CJV

The Parties agree to establish the CJV in accordance with the Joint Venture Law, other relevant laws and regulations and this Contract.  Once the Parties have signed this Contract, the Parties will sign the Articles of Association as soon as possible thereafter.  LNGB will be responsible for submitting and processing the applications for approval, by the Approval Authority, of this Contract and the Articles of Association, advance enterprise name approval, and registration of the CJV. Registration of the CJV will include obtaining a Business Licence for the CJV.  Crosshair will cooperate with LNGB by providing all necessary documents and materials required of it for the various procedures. Crosshair will, within 30 days of the execution of this Contract, lodge the amount of US$30,000 in its lawyers trust account in Toronto, Canada, and this amount will be used to pay for all costs and expenses incurred in establishing the CJV.

3.2

  Application

In order to assist Crosshair in keeping its records accurate, LNGB agrees to give Crosshair photocopies of all the documents and materials submitted for the applications described in Article 3.1. LNGB will give Crosshair copies of all approvals, permits, business licenses and other documents once they have been issued.   Because LNGB will need them to show to the Toronto Stock Exchange, LNGB will give Crosshair copies of the Business License, the approval of the Feasibility Report and the approval of this Contract and the Articles of Association.

3.3

  Commencement of Operation

The CJV shall commence operation on the Commencement Date.

3.4

  Name of CJV

The name of the CJV is Liaoning Crosshair Mining Co. Ltd. in English and  辽宁克若斯矿业有限责任公司 in Chinese.

3.5

  Address

The address of the CJV will be: Suite 1110, 187 Daxi Road, Shenhe District, Shengyang PRC, 100014.

3.6

  Branches

If approved by the Board of Directors and the relevant governmental and regulatory authorities, the CJV may set up branches.

3.7

  Legal Person

The CJV is a legal person under the Joint Venture Law. The activities of the CJV shall comply with the relevant laws, rules and regulations of the PRC, the Articles of Association and this Contract.  The CJV and its lawful activities and interests shall be protected by the laws of the PRC.

3.8

  Legal Status

The CJV is organized as a limited liability company.  Each Party is liable to the CJV to the limit of its contributions to the Registered Capital in accordance with Article 5 of this Contract, plus such Party’s share in any subsequent increase in Registered Capital contributed in compliance with this Contract, the Joint Venture Law and other applicable laws, rules and regulations.   Creditors of the CJV shall only have recourse to the assets of the CJV and shall have no right to seek compensation or damages from either Party. Neither Party shall have any liability of any sort for the debts and obligations of the CJV.

3.9

  Profit, Risk and Loss

The profits, risks and losses of the CJV shall be shared by the Parties in proportion to their respective Interests in the CJV as set out in Article 5 hereof.

3.10

Crosshair’s Obligations as a Public Company

Crosshair is a public company and is listed on the TSX Venture Exchange. As such, it is bound to follow the rules imposed by the exchange on its listed companies. LNGB hereby acknowledges that fact without itself submitting to the jurisdiction of the TSX Venture Exchange.

ARTICLE 4

PURPOSE, BUSINESS SCOPE AND ACTIVITY PERIOD

4.1

 Business Purpose

The purpose of the CJV is to conduct Exploration, Development and Mining activities in China, and to bring economic benefit to the Parties using advanced technology and scientific management.

4.2

  Scope of Business and Operation

The CJV will be engaged in the Exploration, Development, Mining, refining, processing and sales of the Product and other mineral resources (excluding prohibited minerals) discovered in the Joint Venture Area and other areas in the PRC that the CJV may choose to explore, subject to the approval of the Approval Authority and such other governmental and regulatory authorities whose approval therefor is required.

4.3

  Scale of Production

The scale of production of the CJV shall be decided by the Parties on the basis of further exploration, metallurgical tests and Feasibility Studies.

4.4

 Expansion of Operation

If the Board of Directors decides to expand the production of the CJV in the Joint Venture Area, LNGB shall use its best efforts to assist. If necessary, LNGB agrees to act as agent for the CJV in additional applications.

4.5

  Priority Rights

The CJV shall enjoy a priority right under the Mining Law and other relevant PRC laws and regulations to mine and develop the Joint Venture Area. Upon approval of the Board of Directors, the CJV shall commence Mining and related production in the Joint Venture Area after obtaining all required government approvals, licenses and permits.

ARTICLE 5

TOTAL INVESTMENT AND REGISTERED CAPITAL

5.1

 Total Amount of Investment

The Total Investment in the CJV by the Parties is USD$1,005,000.

5.2

  Registered Capital

The Registered Capital of the CJV is USD$1,005,000.  Party A will contribute Cooperative Condition and Party B will contribute the capital in accordance with the Joint Venture Law.

5.3

  Co-operation Condition

The Co-Operation Condition is the contribution to the CJV of the LNGB Exploration Licences and any data, including maps, studies, geological surveys, feasibility reports and any other information relating to the LNGB Exploration Licences and/or the Joint Venture Area.

5.4

  Interests

In contributing the Cooperation Condition, LNGB shall own a 20% Interest in the CJV and, in contributing US$1,005,000 in capital, Crosshair shall own an 80% Interest in the CJV.

5.5

  Contribution of Co-operation Condition

LNGB shall contribute the Co-operation Condition immediately following issuance of the Business License to the CJV from the State Administration of Industry and Commerce (“SAIC”). The Parties agree that the Co-operation Condition will be contributed once the LNGB Exploration Licences have been registered in the name of the CJV pursuant to a contract to transfer such exploration licences between Party A and the CJV..

5.6

  Contributions to Registered Capital

(a)

Crosshair shall, in addition to contributing US$30,000 towards the establishment of the CJV within 30 days of the signing of this Contract in accordance with Article 3.1, make a contribution to Registered Capital of USD$120,750 immediately following completion of all of the following:

(i)

approval of this JV Contract and the Articles of Association by the Approval Authorities  without amendment or the imposition of any additional obligations to either Party unless such amendment or additional obligations have been agreed to by the Parties;

(ii)

issuance of a Business Licence to the CJV from the SAIC with a business scope in accordance with Article 4.2 of this Contract and satisfactory to each of Party A and Party B;

(iii)

issuance of a foreign exchange registration certificate to the CJV from the State Administration of Foreign Exchange (“SAFE”) and establishment of a foreign currency bank account in accordance with a resolution of the Board of Directors;

(iv)

contribution of the Co-operation Condition in accordance with Article 5.5 above;

(v)

receipt of a title opinion, satisfactory to Crosshair with respect to the CJV’s ownership interest in the LNGB Exploration Licences provided by a qualified, practicing PRC lawyer; and

(vi)

receipt of a legal opinion addressed to and satisfactory to Both Party A and Party B from a qualified, practicing PRC lawyer confirming that the conditions in this Article 5.6(i) to (v) have been fulfilled and that this Contract is a legal and binding contract, enforceable against LNGB and Crosshair in accordance with its terms.

(a)

Crosshair shall make a contribution to Registered Capital of USD$400,000 within one year of the contribution made pursuant to Article 5.6(a) above.

(b)

Crosshair shall make a contribution to Registered Capital of USD$454,250 within two years of the contribution made pursuant to Article 5.6(a) above.

5.1

 Increases in Registered Capital

Subject to Board approval, approval from the Approval Authority and other necessary governmental and regulatory approval and the stipulations set out below, the Registered Capital will be increased up to a total amount of USD$4,000,000 by way of staged contributions (the “Increased Capital Contributions”) to be made by Crosshair. The Parties’ Interests shall not be amended as the result of the contribution of an Increased Capital Contribution without the unanimous consent of the Board. The Increased Capital Contributions shall be made as follows:

(a)

A contribution to Registered Capital of up to USD$600,000 within three years of the contribution to Registered Capital made pursuant to Article 5.6(a) above.

(b)

A contribution to Registered Capital of up to USD$975,000 within four years of the contribution to Registered Capital made pursuant to Article 5.6(a) above.

(c)

A contribution to Registered Capital of up to USD$1,420,000 within five years of the contribution to Registered Capital made pursuant to Article 5.6(a) above.

In the event Crosshair determines that it is not economically wise to make one or more Increased Capital Contributions it may release it from its obligation to make such Increased Capital Contribution(s).

5.1

  Acceleration of Contributions

Crosshair may accelerate any or all of its contributions to Registered Capital and the Increased Capital Contributions contemplated in Articles 5.6 and 5.7 above once proper Board and regulatory approval has been granted.

5.2

  Further Increases to Registered Capital

The Registered Capital of the CJV may be adjusted with the unanimous approval of the Board of Directors. The Parties hereby agree that when the full amount of Registered Capital and all Increased Capital Contributions are made, any further increases to the Registered Capital of the CJV (“Further Increase”) shall be made both Parties, and each Parties contribution to such Further Increase shall be in direct proportion to its Interest. In the event that one Party does not contribute in full to any such Further Increase, the Interests of the Parties shall be adjusted accordingly.

5.3

Decrease of Registered Capital

If the Board of Directors determines that further exploration and investment is not economically justified, they may pass a resolution to decrease the Total Investment and Registered Capital. Once the Approval Authority approves the decrease, Crosshair’s contribution obligations shall be accordingly decreased.

5.4

Payments to LNGB

As consideration for exploration work already completed on the Joint Venture Area the following payments shall be made by the CJV to LNGB:

(a)

USD$50,000 if and when the contribution to Registered Capital contemplated in Article 5.6(a) is made.

(b)

USD$50,000 if and when the contribution to Registered Capital contemplated in Article 5.6(b) is made.

(c)

USD$100,000 if and when the contribution to Registered Capital contemplated in Article 5.6(c) is made.

(d)

USD$100,000 if and when the contribution to Registered Capital contemplated in Article 5.7(a) is made.

(e)

USD$100,000 if and when the contribution to Registered Capital contemplated in Article 5.7(b) is made.

(f)

USD$100,000 if and when the contribution to Registered Capital contemplated in Article 5.7(c) is made.

5.1

Verification Report and Investment Certificate

(a)

When a Party contributes to the Registered Capital or contributes a Co-operative Condition, the CJV shall retain a qualified accounting firm to verify such contribution and issue a verification report.

(b)

Within 30 days of receipt of a verification report the CJV shall issue an investment certificate evidencing contribution of the total amount of Registered Capital and all contributions of Co-operative Conditions made by such Party, up to and including the most recent contribution by such Party in accordance with the form provided by Chinese law, signed by the Chairman and Vice Chairman of the Board of Directors and sealed with the official chop of the CJV. Upon receipt of an investment certificate a Party shall turn in any prior investment certificate issued to it by the CJV, for cancellation.

(c)

The general manager shall keep on file all verification reports and copies of all investment certificates, marking those that have been cancelled accordingly.

ARTICLE 6

RESPONSIBILITIES; REPRESENTATIONS AND WARRANTIES

6.1

 LNGB Responsibilities

In addition to its other obligations under this Contract, LNGB shall be responsible:

(a)

For providing the Exploration Licences to the CJV and ensuring that the CJV has access to the Joint Venture Area, and access to any technical data that LNGB possesses with respect to the Joint Venture Area;

(b)

Obtaining from the relevant Approval Authorities and other relevant government departments all approvals necessary for the setting up and operation of the CJV including, (i) obtaining approvals for this Contract and the Articles of Association; (ii) obtaining advance name approval for the CJV; (iii) registering the CJV and obtaining a business licence; (iv) obtaining from the relevant government departments approval to transfer the LNGB Exploration Licences to the CJV and effecting such transfers; (v) assisting the CJV in obtaining from the relevant regulatory authorities any necessary modification and renewal of the CJV’s Business License and other approvals; (vi) undertaking all other matters concerning the establishment and post-establishment registration of the CJV including obtaining confirmation of the tax and customs treatment of the CJV and registering the CJV with the tax and customs authorities; and (vii) assisting the CJV on a day to day basis in its relations with the relevant PRC authorities;

(c)

assisting the CJV in discussions with county, city, provincial, and central governments and other regulatory and governmental bodies to ensure that the CJV can develop its business pursuant to  applicable law in accordance with the terms of this Contract, and to protect the legitimate interests of Crosshair;

(d)

Assisting the CJV in obtaining all necessary approvals and registrations to allow increases or decreases in the Registered Capital pursuant to Article 5;

(e)

Providing Crosshair with drafts of all documents and materials to be submitted pursuant to Article 6.1(b) for Crosshair’s review and approval; providing Crosshair with true photocopies of all documents and materials submitted pursuant to Article 6.1(b); and providing Crosshair with copies of all licences, permits and approvals provided by the relevant government departments and authorities as a result of the activities undertaken by LNGB pursuant to Article 6.1(b);

(f)

Assisting the CJV in the purchase, rental, lease or arrangement of production machinery, equipment, raw materials, office facilities and appliances, means of transportation and other necessary goods and services from domestic suppliers;

(g)

Assisting the CJV in applying for import permits for production machinery, equipment, raw material, office facilities and appliances, and other necessary materials and obtaining customs clearance for all imported goods;

(h)

Assisting the CJV in obtaining necessary entry visas, work permits, and residence permits for expatriate staff, and arranging accommodation for such staff;

(i)

Assisting the CJV in recruiting management and technical personnel, staff and workers;

(j)

Assisting the CJV in applying for and gaining favourable tax treatment and other investment incentives in accordance with the laws and regulations of the PRC and Liaoning Province pursuant to Article 16.2 hereof;

(k)

Assisting the CJV in obtaining and keeping current its business licence, foreign exchange, tax, customs and other necessary registration certificates;

(l)

Assisting the CJV in opening RMB and foreign currency accounts;

(m)

Making its contribution of the Co-operation Condition; and

(n)

Other issues entrusted to it by the Board of Directors

6.1

 Crosshair Responsibilities

In addition to its other obligations under this Contract, Crosshair shall be responsible for:

(a)

Assisting the CJV in the purchase, rental, lease or arrangement of production machinery, equipment, raw material, office facilities and appliances, means of transportation and other necessary goods and services from outside the PRC;

(b)

Assisting the CJV in obtaining the necessary visas and other necessary certification for Chinese employees and directors of the CJV traveling outside the PRC on behalf of the CJV;

(c)

Assisting the CJV in recruiting management and technical personnel, staff and workers;

(d)

Assisting the CJV in formulating standards for recruiting and management procedures;

(e)

Making its contributions to Registered Capital in accordance with Article 5 hereof; and

(f)

Other issues entrusted to it by the Board of Directors

6.1

 Representations and Warranties of LNGB

LNGB hereby represents and warrants that:

(a)

LNGB is an incorporated legal person and is validly subsisting under the laws of the jurisdiction of its incorporation. LNGB has the power and authority of a legal person and is qualified to own, dispose of and transfer the LNGB Exploration Licences.  No act or proceeding has been taken by or against LNGB in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of LNGB.

(b)

LNGB has the capacity of a legal person to enter into this Contract and any other agreements  or other documents to be executed pursuant to this Contract. LNGB is legally able  to carry out its obligations under this Contract and such other agreements anddocuments.  LNGB has been authorized by its board of directors or other governing body to enter into Contract and complete the transactions set out in this Contract.

(c)

LNGB is legally bound by this Contract, and this Contract is enforceable against LNGB.

(d)

LNGB holds free and clear of any and all encumbrances, the LNGB Exploration Licences. LNGB is not in violation of any term or provision or requirement, including any required payment of fees, of any such LNGB Exploration Licence.  No Person has threatened to or actually taken steps to revoke or amend any of the LNGB Exploration Licences or impose any condition  on any LNGB Exploration Licence.  No person has any right to purchase any of the LNGB Exploration Licences. LNGB is under no obligation to transfer the LNGB Exploration Licences to any person except the CJV.

(e)

Except for any consents and approvals required from the relevant Approval Authorities and from those governmental and regulatory authorities whose consent and approval is necessary to transfer ownership of the LNGB Exploration Licences to the CJV, no consent or approval of any Person is required in connection with the execution and delivery of this Contract and the completion of the transactions contemplated by this Contract.

(f)

Except for notices required to be sent to the relevant Approval Authorities and to those governmental and regulatory authorities whose consent and approval is necessary to transfer ownership of the LNGB Exploration Licences to the CJV, no notice is required to be delivered to any Person in connection with the execution and delivery of this Contract and the completion of the transactions contemplated herein.

(g)

The execution, delivery and performance of this Contract by LNGB and the completion of the transactions contemplated by this Contract do not and will not result in or constitute any of the following:

(i)

A default, breach or violation of the articles of LNGB or of any contract to which LNGB is a party or any licence or permit which has been granted to LNGB;

(ii)

An event which will be detrimental to LNGBs rights to the LNBG Exploration Licences or the Joint Venture Area;

(iii)

The creation or imposition of any lien or encumbrance on any of the LNGB Exploration Licences; or

(iv)

The violation of any law applicable to or affecting LNGB that is related to any of the LNGB Exploration Licences or the Joint Venture Area.

(a)

There is no legal, government or regulatory action complaint or investigation pending or threatened by or against LNGB related to or affecting any of the LNGB Exploration Licences or the Joint Venture Area LNGB is not aware of any facts that could give rise such an action, complaint or investigation.

(b)

Environmental matters:

(i)

LNGBs business involving the LNGB Exploration Licences and the Joint Venture Area has been and is carried on in compliance with all Environmental Laws.

(ii)

LNGB has not done anything, or allowed anything to be done, in the Joint Venture Area, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any hazardous substance except in compliance with all Environmental Laws.

(iii)

LNGB is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law in relation to any of the LNGB Exploration Licences or the Joint Venture Area and no part of the Joint Venture Area and none of the LNGB Exploration Licences are the subject of any proceedings to evaluate whether any remedial action is needed to respond to the release or presence of a hazardous substance in relation to any land included in the Joint Venture Area or subject to the LNGB Exploration Licences.

(iv)

There are no circumstances that could reasonably be expected to give rise to any liability regarding (i) the release or presence of a hazardous substance on or in relation to any land subject to any of the LNGB Exploration Licences or included in the Joint Venture Area where LNGB has disposed of or arranged for the disposal of materials arising from the conduct of its business or (ii) the violation of any Environmental Law by LNGB, its employees, agents or others for whom it is responsible in relation to any LNGB Exploration Licence or the Joint Venture Area.

(v)

All Environmental Permits which are required for the operation of the business of LNGB as it is currently being conducted in relation to the LNGB Exploration Licences and the Joint Venture Area are presently held by LNGB.  Such Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted, or recorded, and no proceedings are pending or threatened to revoke or limit any of them.

(vi)

All hazardous substances disposed of, treated or stored on lands related to any of the LNGB Exploration Licences or within the Joint Venture Area on which LNGB has conducted its business have been disposed of, treated and stored in compliance with all Environmental Laws and no part of the Joint Venture Area contains a hazardous substance which exceeds levels permitted by any applicable soil, groundwater or other environmental authorities or agencies having jurisdiction over the Joint Venture Area.

(vii)

There are no proceedings nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that LNGB is potentially responsible for a clean-up or remediation of any part of the Joint Venture Area or any land related to any of the LNGB Exploration Licences contaminated with hazardous substances, or for any other remedial or corrective action under Environmental Law.

(viii)

LNGB has maintained all environmental and operating documents and records relating to the LNGB Exploration Licences and the Joint Venture Area in the manner and for the time periods required by Environmental Law.

(ix)

None of the land subject to the LNGB Exploration Licences and no part of the Joint Venture Area is located in an area that has been classified, by any state, provincial or local government body or agency, as environmentally sensitive.

(c)

None of the land subject to the LNGB Exploration Licences and no part of the Joint Venture Area is located in an area in or to which access is prohibited to any Person as a result of military activity or a military presence.

(d)

None of the land subject to the LNGB Exploration Licences and no part of the Joint Venture Area is subject to any other resource rights including rights to oil or natural gas.

(e)

LNGB has operated and is operating its business in relation to the LNGB Exploration Licences and the Joint Venture Area in compliance with all applicable laws.

6.1

 Crosshair Representations and Warranties

Crosshair hereby represents and warrants that:

(a)

Crosshair is a body corporate duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

(b)

Crosshair has all necessary corporate power, authority and capacity to enter into this Contract and all other agreements and instruments to be executed by it as contemplated by this Contract and to carry out its obligations under this Contract and such other agreements and instruments.  The execution and delivery of this Contract and such other agreements and instruments and the completion of the transactions contemplated by this Contract and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Crosshair.

(c)

This Contract constitutes a valid and binding obligation of Crosshair enforceable against Crosshair in accordance with its terms.

(d)

Crosshair shall use its best efforts to secure all approvals and authorizations that may be required in Canada for Crosshair to carry out its obligations under this Contract.

ARTICLE 7

TRANSFER OF INTEREST IN THE CJV

7.1

 Right to Purchase

Where a Party (the “Transferring Party”) wishes to transfer all or a portion of its Interest (the “Transferred Interest”), the other Party has the right to purchase all but not part of such Transferred Interest. The Transferring Party must notify the other Party (the “Non-Transferring Party”) in writing (the “Transfer Notice”) when it intends to transfer a Transferred Interest. The Transfer Notice must state the identity of the proposed transferee (if one has been chosen), the sale price and other important terms and conditions of the proposed transfer (the “Proposed Transfer”). The Transfer Notice will be an offer to the Non-Transferring Party that allows the Non-Transferring Party to purchase the Transferred Interest on the terms and conditions set out in the Transfer Notice. The Transferring Party cannot revoke this offer.

If the Non-Transferring Party intends to purchase the Transferred Interest (“Acceptance Notice”) it must let the Transferring Party know, in writing, within 60 days of receiving the Transfer Notice. During this sixty-day period, the Transferring Party shall  provide reasonable information about the proposed transferee  so that the Non-Transferring Party can decide whether to purchase the Transferred Interest or accept the proposed transferee as a new equity holder in the CJV.

If the Non-Transferring Party does not deliver an Acceptance Notice within the required time or advises the Transferring Party that it does not wish to purchase the Transferred Interest, the Transferring Party may transfer the Transferred Interest to the proposed transferee.  The final agreement between the Transferring Party and the proposed transferee must be on the same basic terms and conditions as set out in the Transfer Notice and the price may not be more favourable to the proposed transferee. The Transferring Party shall tell the Non-Transferring Party what the final transfer terms and conditions are within 2 days after such definitive agreement is signed. If a Proposed Transfer is not approved by the Approval Authority or such other regulatory authority with jurisdiction to approve it within 90 days following the execution of the definitive agreement, the Proposed Transfer will be void.

7.2

 Affiliates

During the term of this Contract, either Party may transfer all or part of its Interest to an affiliate and the Non-Transferring Party hereby agrees that it shall waive its right to purchase any such Transferred Interest.

7.3

 Obligations of Transferring Party

Where a transfer to a third Party under Article 7.1 or to any affiliate under Article 7.2 is completed, the Transferring Party shall:

(a)

Ensure that the transferee signs an agreement adding it as a Party to this Contract and binding it to the terms and conditions hereof; and

(b)

Be responsible for all its responsibilities and liabilities under this Contract, with respect to the Transferred Interest, that were incurred before the date on which the Transferred Interest is transferred.

7.1

 Agreement

Each Party hereby agrees to approve all transfers complying with this Article 7, and further agrees to take all actions and sign all documents reasonably required for any such transfer, and to instruct its appointed directors to take all actions and sign all documents reasonably required for such transfer. Any transfer shall be submitted to the Approval Authority for approval. Following receipt of such approval,  the Transferring Party shall undertake all registration procedures required by the SAIC.

7.2

 Restrictions

Without written approval from the other Party, no Party can mortgage or pledge all or part of its Interest or use any part of its Interest to secure a debt.

ARTICLE 8

THE BOARD OF DIRECTORS

8.1

 Highest Authority

The Board of Directors (the “Board”) of the CJV is the highest authority of the CJV. The Board shall decide all important issues relating to the CJV. The Board shall be established on the Commencement Date. Prior to the Commencement Date, the Parties may establish a preparatory committee in similar composition to the Board to be responsible for all matters leading to the establishment of the CJV.

8.2

 Composition of Board

The Board shall consist of five directors, three directors to be appointed by Crosshair and two directors to be appointed byLNGB.

8.3

 Term of Director

The term of a directorship shall be 3 years. Either Party may, at any time, remove any director appointed by it. Directors may be re-appointed by the appointing Party. If a seat on the Board is vacated for any reason the Party that originally appointed such director may appoint a successor to serve out such director’s term.

8.4

 Chairman and Vice-Chairman

Crosshair shall appoint the Chairman of the Board; LNGB shall appoint the Vice Chairman of the Board.

8.5

 Legal Representative

The Chairman of the Board is the legal representative of the CJV.  However, the Chairman may not bind the CJV to any obligation without written authorization of the Board. Should the Chairman be unable to exercise his responsibilities for any reason, he shall authorize the Vice-Chairman to take over his responsibilities. Should the Vice-Chairman be unable to exercise these responsibilities for any reason, the Chairman shall authorize another director to take over his responsibilities.

8.6

 Appointment and Replacement

In the event that one Party wishes to appoint or replace a director, including the Chairman or the Vice-Chairman, such Party shall notify the other Party and the Board in writing, stating the name and the personal history of the candidate for director. The appointment or replacement of a director, including the Chairman or the Vice- Chairman shall become effective on delivery (in accordance with Article 26.5), of such written notice. Any such appointment or replacement shall be reported to the relevant authorities and notice thereof shall be filed with the SAIC in accordance with law.

8.7

 Meeting Schedule

The Board of Directors shall hold a meeting within one month of the Commencement Date and shall hold at least one meeting every fiscal year. Extraordinary meetings of the Board of Directors shall be held whenever two or more  Directors request in writing, setting out the matters that they wish to have discussed.

8.8

 Proxy

A director who is unable to attend a Board meeting may appoint a proxy in writing. A  proxy may represent one or more directors at a Board meeting, provided that in the case where a director is acting as proxy, such director and the director for whom he or she acts were appointed by the same Party.

8.9

 Notice

Notice of a meeting shall be sent to each director and to the Parties by means of facsimile, subsequently confirmed by registered mail (return receipt requested), at least fifteen (15) days before the date of the meeting. A Board meeting for which proper notification is not provided shall be invalid, unless the director or Party that does not receive Notice waives the right to receive notice in accordance with this Article 8.10. The meeting shall be convened at the registered address of the CJV or at place agreed to by both the Chairman and the Vice Chairman. After discussion with the Vice Chairman, the Chairman shall decide the agenda of the meeting, and shall be responsible for calling and presiding over the meeting.

A notice of  meeting shall (i) be written in the Chinese and English languages, (ii) specify the place, date and time of the meeting, (iii) state clearly and precisely the agenda of the meeting and (iv) be accompanied by all materials and documents to be considered at the meeting.  No business other than that stated in the notice shall be transacted at any meeting unless proposed in writing and delivered to the directors and the Parties by at least one (1) director, at least ten (10) days before the Board meeting is held.

8.10

Quorum

A minimum of 3 directors present or represented by proxy, including at least one director appointed by each Party, constitutes a quorum for a Board meeting.

8.11

Failure of Quorum

If a quorum is not attained within one (1) hour from the time at which a meeting was scheduled to begin, the Chairman of the Board, (or the Vice-chairman or such other director if duly empowered by the Chairman to act in the Chairman’s absence), shall, within five (5) days, provide notice of a new meeting to be held within fifteen (15) days from the date on which such notice is sent, in accordance with Article 8.10.  Upon such reconvened meeting, the presence of 2 directors, present or represented by proxy, no matter which party they were appointed by, will constitute a valid meeting of the Board of Directors that can duly make decisions.

8.12

Decisions of the Board of Directors

Matters for which decisions may be made only on unanimous consent of the Board and those for which decisions may be made on consent of a simple majority of the Board are enumerated in the Articles of Association.

8.13

Minutes

Accurate minutes of all Board meetings shall be kept in English and Chinese. Any materials presented at a Board meeting shall be prepared in English and Chinese where practicable. Within 30 days following a meeting of the Board, draft minutes shall be circulated for review and approval. Any revisions to or suggestions with respect to the draft minutes shall be submitted to the Chairman or his designate. The Chairman shall prepare final minutes for circulation within 90 days following the meeting of the Board. Where there is a disagreement over the contents of the final minutes of a Board meeting, such disagreement shall be included on the agenda for the next Board meeting. The CJV shall maintain a complete set of all minutes in English and Chinese and shall make them available to both Parties.

8.14

Written Resolutions

If all directors sign a resolution in writing, the Board shall be held to have approved such resolution without the need to hold a meeting. Such resolution shall be filed with the minutes of the Board meetings, and shall have the same force and effect as a resolution passed at a duly constituted Board meeting.

8.15

Telephone Meetings

A board meeting may be held by telephone conference call or by videoconference so long as all directors are able to hear all other directors clearly and be heard by all other directors.

8.16

Compensation

The directors shall not be paid for performing their duties. Reasonable expense of directors incurred in performing their duties and  participating in  Board meetings (including but not limited to travel expenses) shall be borne by the CJV.

ARTICLE 9

MANAGEMENT

9.1

 Management

The day-to-day management of the CJV shall be the responsibility of the General Manager. The General Manager shall report to the Board directly.

9.2

 Nomination of General Manager

The General Manager shall be nominated by Crosshair and a Deputy General Manager shall be nominated by LNGB. Both the General Manager and the Deputy General Manager shall be appointed by the Board and may only be dismissed by the Board.

9.3

 Duties of General Manager

The General Manager shall carry out the various resolutions of the Board and organize and direct the commercial activities of the CJV as well as the day-to-day operation and management work of the CJV authorized by the Board.  The General Manager may represent the CJV and shall have the authority to appoint and dismiss subordinate personnel and exercise other responsibilities, as authorized by the Board.  When authorized in writing by the Chairman of the Board, the General Manager shall, in specific instances, have authority to sign commercial contracts on behalf of the CJV.

9.4

 Restrictions on Management

The General Manager, and any other senior staff of the CJV may not be engaged in or employed by any other business in the PRC which is or could be directly or indirectly in competition with the CJV, except in accordance with the PRC Company Law and with written permission of the Board of Directors.

9.5

 Structure of CJV

The fundamental structure of the CJV, including the establishment of Divisions with Division Heads, shall be approved by the Board following the recommendation of the General Manager. Details with respect to establishing the management structure and hiring Division Heads and other senior staff shall be decided by the General Manager and shall be subject to Board approval.

9.6

 Use of Consultants and Contract Workers

The General Manager may from time to time retain PRC or foreign consultants, contract workers, engineers or other professionals for specific project needs.

9.7

 Neglect of Duty

The Board shall have the power to dismiss the General Manager and the Deputy-General Manager, and the General Manager shall have the same power with respect to any Division Manager and other senior staff members at any time for cause, including but not limited to, graft or serious breach or neglect of duty.

ARTICLE 10

BUSINESS OPERATION

10.1

Annual Work Program and Annual Budget

Subject to Article 10.4, all business of the CJV (including all services provided by the General Manager and the Deputy General Manager) shall be carried out in accordance with the Annual Work Program and Annual Budget approved by the Board in accordance with Article 8 and Article 10.2.

10.2

Board Approval

The General Manager shall prepare and submit to the Board a proposed Annual Work Program and Annual Budget at least two months prior to the beginning of the Fiscal Year. Within 20 days after the proposed Annual Work Program and Annual Budget are submitted to the Board, a Board meeting shall be held, and the directors shall pass a resolution to either:

(a)

Approve the proposed Annual Work Program and Annual Budget (with or without amendments); or

(b)

Reject the proposed Annual Work Program and Annual Budget and require the General Manager to present a new proposed Annual Work Program and Annual Budget within a specified time period.

10.1

Periodic Financial Reporting

The General Manager shall prepare and submit to the Board on a monthly basis, interim operations and financial reports. In the event that anticipated expenses or work to be undertaken differ from the Annual Work Program and Annual Budget approved in accordance with Article 10.2, the General Manager shall notify the Board of such immediately. The CJV may not spend more than 110% of the approved Annual Budget in a year without the specific written approval of the Board.

10.2

Emergency Actions

Notwithstanding anything in this Contract or in the Articles of Association, in a case of emergency, the General Manager may take such actions as he or she believes to be reasonable and necessary to protect lives and the CJV’s assets and to ensure compliance with all relevant laws and regulations. The General Manager shall report any such emergency situation and any expenses incurred as a result thereof to the Board as soon aspossible.

10.3

Revisions to Annual Work Program and Annual Budget

The General Manager may, at any time, suggest revisions and amendments to the approved Annual Work Program and Annual Budget and the Board shall decide whether to implement such revisions and amendments.

ARTICLE 11

PURCHASE AND SUPPLY OF MATERIALS, EQUIPMENT AND SERVICES

11.1

Purchase

The CJV may purchase equipment, tools, raw materials, vehicles, parts, transportation and other supplies and services inside or outside China as required by the business of the CJV.

11.2

 Exploration and Operation

For so long as Crosshair holds a majority Interest in the CJV, it shall be entitled to determine who will be the operator of the CJV and who will provide Exploration services. Crosshair will consult extensively with the LNGB  and give fair consideration to the views of LNGB in this regard.

11.3

Payment for Services

Either Party providing services to the CJV shall be paid compensation as determined by the Board for its services, and shall be repaid for any expenses incurred on behalf of the CJV. Any payment to a contractor, other than Crosshair acting in its capacity as operator (which shall be subject to Board approval), shall be approved by the General Manager.

ARTICLE 12

LABOUR MANAGEMENT

12.1

Recruitment, etc.

Recruitment, employment, dismissal, resignation, wages, and welfare benefits policies with respect to the staff of the CJV shall be formulated in accordance with the Labour Law. Policies and regulations shall be approved by the Board, and shall be implemented by the General Manager or under his or her supervision.

12.2

Labour Contracts

Employees other than management shall be employed in accordance with the CJV’s standard labour contract, which shall be approved by the Board. Management employees shall be employed in accordance with individual employment contracts approved by the Board.

12.3

Wages and Benefits

Wages and welfare benefits paid by the CJV to expatriate personnel shall be similar to those paid for equivalent positions held by expatriate personnel in similar foreign invested companies in similar regions. Wages and welfare benefits paid to Chinese personnel shall be similar to those paid for equivalent positions held by Chinese personnel in similar foreign invested companies in similar regions.

12.4

Hiring Standards

Employees shall be chosen on the basis of their professional qualifications, applicable skills and working experience. The actual number and qualification of employees shall be decided by the Board following the recommendation of the General Manager. All employees shall be subject to a probation period as prescribed by the Labour Law.

12.5

Disciplinary Action

In accordance with the Labour Law, and the guidelines set forth by the Board, the General Manager shall have the right to take disciplinary action against an employee, other than the Deputy General Manager, by giving warnings, recording demerits or reducing salary or wages.  Employees, other than the Deputy General Manager, who commit serious offences, or who prove to be incompetent or not qualified for the work to be performed by them, may be dismissed by the General Manager.  Dismissal of any employee shall be reported to the local labour bureau for the record.

12.6

Trade Unions

The CJV shall permit the establishment of a trade union in accordance with the relevant provisions of the Joint Venture Law and Labour Law.  The CJV shall contribute an appropriate amount of funds, being a percentage of the actual wages earned each month by the employees, to the trade union fund for its use in accordance with the Labour Law.  The trade union shall abide by the Labour Law of the PRC.

12.7

Labour Safety and Employment Benefits

The CJV shall observe relevant PRC laws and regulations with respect to labour safety and protection. Employee social benefit contributions and payments shall be dealt with in accordance with the Labour Law and local regulations.

ARTICLE 13

FINANCE AND ACCOUNTING

13.1

Financial Management

The General Manager shall be in charge of the financial management of the CJV and shall report directly to the Board.

13.2

Policies and Procedures

The CJV’s financial policies and procedures shall be formulated by the General Manager in accordance with all relevant laws and regulations, and shall be subject to Board approval. The accounting systems and procedures to be adopted by the CJV shall be filed with the local Department of Finance and the tax authorities for the record.

13.3

Currency of Accounting

The Chinese Yuan shall be used as the unit of accounting by the CJV in its financial accounting. However, the US Dollar or other foreign currency, as agreed to by both Parties may also be used in the accounting books.

13.4

Language of Records, etc.

All of the CJV’s accounting records, vouchers, books and statements shall be compiled in English and Chinese where practicable. All  financial statements and reports shall be written in both Chinese and English. Treatment of exchange gains and losses arising from exchange rate differences shall accord with the accounting treatment for foreign currency transactions announced by the Ministry of Finance of the PRC.

13.5

Fiscal Year

The “Fiscal Year” of the CJV shall be the calendar year. The first Fiscal Year shall begin on the Commencement Date, and shall end on December 31 of the same year.

13.6

 Review and Reporting of Accounting

Both parties shall have equal opportunity to review the CJV’s accounting books. The accounting books shall be kept at the CJV’s legal address. The CJV shall provide un-audited monthly and quarterly financial statements to both parties so that both parties may consistently be aware of the CJV’s financial status. Each party may, at its own expense and with prior notice to the CJV, retain an accountant registered either in China or abroad to audit the CJV’s accounting books. The CJV shall allow the accountant to review its accounting and financial documents. The Party requesting such independent audit shall bear the costs thereof.

13.7

Audited Annual Financials

The CJV shall retain an accounting firm registered in China, independent of both Parties to prepare audited annual financial statements and reports. The draft of such audited financial statements and reports shall be provided to both Parties and the Board within two months after a fiscal year ends, and the final version shall be provided within four months, or before such time if the Board so determines, for Board review and approval. Such audited annual financial statements shall be prepared in accordance with PRC law as well as in compliance with the requirements, rules and policies of the TSX Venture Exchange and the British Columbia Securities Commission or such other regulatory body as is applicable to Crosshair as a publicly traded corporation.

13.8

Canadian Law Requirements

At the end of each Fiscal Year the General Manager shall prepare such information as shall be necessary for the preparation of an audit report and any tax returns and statements as may be required by Crosshair under Canadian Law.  This shall include furnishing Crosshair with certified copies of government receipts for income taxes paid by the CJV within the PRC.

13.9

Maintenance of Books and Records

The CJV shall maintain and keep at its legal address all books and records required by law or necessary, useful or appropriate for the business affairs of the CJV.  Each Party shall have the right to inspect the CJV's books and records at any reasonable time upon advance written request to the General Manager

13.10

Bank Accounts

The CJV shall open separate foreign exchange account(s) and RMB account(s) at banks in the PRC authorized to accept foreign exchange deposits. The CJV may also open foreign exchange account(s) abroad subject to PRC laws.

ARTICLE 14

PROFIT DISTRIBUTION

14.1

 Reserve Funds

The CJV shall set aside a reserve fund, an enterprise expansion fund and a staff and workers welfare and bonus fund in accordance with the stipulations of the Joint Venture Law. The annual proportion of allocations shall be discussed and decided by the Board of Directors according to the business situation of the CJV and in accordance with applicable PRC laws and regulations. The total annual proportion of allocations shall not exceed ten per cent (10%) of the annual net profit (after income tax).

14.2

Net Profit Distribution

Once taxes and other liabilities are paid and allocations are made to the funds in accordance with Section 14.1, the Board of Directors shall declare the net profit of the CJV (the “Net Profit”) or net loss for the year and that portion of the Net Profit determined by the Board shall be distributed within one hundred and twenty (120) days after the end of the previous Fiscal Year. Unless the Board decides otherwise, funds distributed shall be no less than 75% of the Net Profit.

14.3

 Losses; Remaining Profits

Notwithstanding any other provision of this Contract, profits shall not be distributed before any losses of the CJV from previous years are made up. Remaining profits from previous years may, as determined by the Board, be distributed in following years.

14.4

Distribution to Crosshair

Profits distributed to Crosshair shall first be paid with US Dollars held by the CJV, based on the average of the buying and selling rates on the date on which the Board approves the profit distribution for a Fiscal Year. If the CJV’s US Dollar holdings are insufficient for the profits to be distributed to Crosshair, the CJV, under Crosshair’s instruction, shall exchange the remaining RMB and other foreign currency amounts comprising Crosshair’s share of distributable profits for US Dollars and pay it to Crosshair. Any costs of such exchange shall be borne by the CJV. If the CJV cannot exchange RMB or other foreign currency, under Crosshair’s instruction, the CJV shall open one or more separate interest-bearing bank accounts under the CJV’s name and shall hold in trust the deposited amounts and interest, pending further instruction from Crosshair. The CJV shall carry out Crosshair’s further instructions immediately so long as they are not contrary to any PRC laws and regulations.

14.5

Payments to Crosshair

All profit distribution to Crosshair from the CJV shall be made in compliance with the PRC Foreign Exchange Control Regulations and shall be paid to such foreign bank account as is designated by Crosshair.

ARTICLE 15

FOREIGN EXCHANGE

15.1

General

All foreign exchange matters shall be handled in accordance with relevant foreign exchange administration regulations of the PRC.

15.2

Foreign Currency Receipt and Payments

The foreign currency capital invested by Crosshair and any foreign currency loans to the CJV shall be deposited in the foreign exchange account(s) of the CJV.  All foreign exchange payments of the CJV shall be paid out of the above-mentioned foreign exchange account(s).

All payments by the CJV to Crosshair (subject to Article 14.4), the staff of Crosshair, and any expatriate employees of the CJV shall be made in US Dollars, unless some other freely convertible currency shall be mutually agreed upon.  Crosshair shall have the right to remit outside of the PRC all payments made to it by the CJV, including amounts paid to it upon dissolution of the CJV.

15.3

Foreign Exchange Management

The CJV shall have access to the foreign exchange market or designated foreign exchange banks for the purpose of conversion of RMB into US Dollars or other convertible foreign currency at the prevailing rates of exchange. The handling charges incurred for the exchange at the foreign exchange swap markets or designated foreign exchange banks shall be paid by the CJV.

The CJV shall strive to achieve a balance of foreign exchange receipts and expenditures and may adopt the following methods to raise foreign exchange:

(a)

Reinvestment of its RMB profits in PRC domestic enterprises capable of generating foreign exchange or increasing foreign exchange revenues.

(b)

Using RMB to purchase raw materials and components and domestic products in the PRC for export, upon receipt of the appropriate government approvals.

(c)

Such other methods as are permitted by applicable laws.

15.1

Appropriation of Available Foreign Exchange

The foreign exchange of the CJV shall be used in accordance with the following order of priorities:

(a)

Payment for imported materials, machinery and equipment, replacement parts and components for machinery and equipment and services required by the CJV, and other production and overhead costs denominated in foreign exchange.

(b)

Payment of remuneration of expatriate personnel and payment of expenses of the CJV personnel while traveling abroad on CJV business.

(c)

Payment of interest on, and repayment of principal of, foreign exchange loans.

(d)

Payments to Crosshair of its share of the distributable profit of the CJV.

(e)

Repatriation of the capital of Crosshair upon such capital becoming payable to Crosshair.

(f)

Other payments that the Board decides should be made in foreign exchange.

ARTICLE 16

TAX AND INSURANCE

16.1

Payment of Tax

The CJV shall pay all applicable taxes and customs duties as prescribed in national and local laws and regulations in the PRC. All Chinese and expatriate employees of the CJV shall pay individual income tax in accordance with the PRC Individual Income Tax Law and other relevant laws and regulations.

16.2

Preferential Policies

LNGB shall assist the CJV in doing all such things as are necessary so that the CJV shall be entitled to all the preferential policies of exemption from and reduction of income tax or other taxes, fees, charges or levies from state and local governments including exemption from or reduction of the following:

(a)

Reduction of Value Added Tax according to the regulations of the PRC for CJVs.

(b)

Mineral Resources Compensation fee reduction.

(c)

Mineral Resources Tax exemption or reduction.

(d)

Municipal Tax exemption or reduction.

(e)

Import Tax and Duties exemption or reduction.

16.3

Depreciation

Capital depreciation rates shall follow the PRC accounting practice governing Foreign Investment Enterprises.

16.4

Insurance Coverage

During the Term of this contract and the existence of the CJV, the CJV shall maintain sufficient insurance coverage. Insurance types, coverage and term shall be decided by the General Manager and approved by the Board. The CJV may buy insurance from Chinese or foreign insurance companies in accordance with relevant PRC laws and regulations.

ARTICLE 17

CONFIDENTIALITY

17.1

Confidential Information

Both Parties acknowledge that, in entering into this Contract for the establishment of the CJV, it has been and will continue to be necessary for each of them to disclose to the other information (the “Confidential Information”) about their own business and affairs and that of their respective Affiliates or such other information as is not otherwise generally available to the public.  Except as provided in Article 17.2, without the prior written consent of the protected party, neither Party shall disclose the Confidential Information furnished to it (other than to such Party’s employees (including directors and officers), representatives, lenders, counsel, advisors, and Affiliates and those of its Affiliates who have a need to know and who have agreed in writing or by virtue of the terms of their employment, engagement or retainer to keep the Confidential Information protected and in confidence to the same extent as required by this Article 17 (collectively, “Representatives”)).  Neither Party nor their respective Representatives will use the Confidential Information other than in connection with the transactions contemplated in this Contract.

17.2

Exemptions from Consent

The consent required by Section 17.1 shall not apply to disclosure of Confidential Information which:

(a)

was already in the public domain or comes into the public domain without any breach of this Contract;

(b)

is required to be disclosed pursuant to applicable laws or pursuant to policies or regulations of any regulatory authority or private or public body having jurisdiction over a Party or of which the Party is a member; or

(c)

is required to be disclosed in any valuation, arbitration or legal proceeding hereunder.

17.3

Duration

The provisions of this Article 17 shall apply during the term of this Contract and for two years following termination of this Contract and shall continue to apply to any Party who transfers its Interest for two years following the date of such transfer.

17.4

Public Disclosure

Each Party shall consult with and obtain the consent of the other Party (which consent is not to be unreasonably withheld) prior to making or issuing any public announcement, press release, or similar disclosure with respect to this Contract or any agreement entered into contemporaneously herewith or with respect to any activities under this Contract or any such other agreements except where the disclosing Party believes in good faith that such disclosure is required by law or the rules of any relevant stock exchange or securities regulator.

ARTICLE 18

CONTRACT TERM

18.1

Term

The Term of the CJV (the “Term”) shall be thirty (30) years starting from the Commencement Date.

18.2

Extension of Term

If the Board of Directors, upon consultation with the Parties, decides to extend the Term, both Parties shall take all such actions as are necessary to prepare an application to be submitted to the Approval Authority for approval. The Parties shall also ensure that this Contract is extended accordingly and LNGB shall use its best efforts to obtain approval for extension of the Term on behalf of the CJV.

ARTICLE 19

EARLY TERMINATION AND DISSOLUTION FOR REASONS OTHER THAN BREACH

19.1

Events of Early Termination

Approval for termination of this Contract and for the dissolution of the CJV may be sought upon the occurrence of any of the following events:

(a)

If, subject to Article 23 below, the CJV is unable to continue operations due to the occurrence of an event of extended Force Majeure.

(b)

If all Parties agree to early dissolution of the CJV for any reason whatsoever, and the Board approves such early dissolution.

(c)

If the CJV has incurred consistent heavy losses and is economically unable to continue operation;

(d)

If the CJV is unable to achieve the desired purpose and scope of operations as stated in this Contract and the Feasibility Report, including the inability to pay the principal and interest on loans, if any, profits, and any payments owed to the Parties;

(e)

If either Party wishes to terminate this Contract and dissolve the CJV for any other reason.

19.1

Dissolution Upon Early Termination for Reasons Other Than Breach

If any of the events  set out in Section 19.1 occurs, a Party may request that a Board meeting be convened to discuss the early termination of this Contract and dissolution of the CJV.  The Chairman of the Board shall convene such meeting within thirty (30) days of the receipt of a Party’s request for the meeting.  The directors appointed by the other Party shall be obliged to attend such meeting.

At such Board meeting each Party shall discuss, and use its best efforts to achieve a solution acceptable to both Parties, which solution may include, subject to applicable law, the purchase by one Party of the Interest of the other Party in the CJV.  If the Parties are unable to achieve a mutually acceptable solution at such Board meeting, the Board shall adopt a unanimous resolution with respect to one of the following:

(a)

Termination of this Contract and dissolution of the CJV as set out in Article 21 , subject to the approval of the Approval Authority or such other regulatory or governmental body as may have jurisdiction, and in accordance with the Joint Venture Law and other applicable PRC laws and regulations.

(b)

Subject to applicable law, the purchase by the Party, if any, that objects to the CJV’s dissolution of the Interest of the Party in favour of its dissolution, at a fair market value agreed to by both Parties.

Any resolution made by the Board pursuant to this Section 19.3 shall be submitted to and shall be subject to approval by the Approval Authority or such other regulatory or governmental body, as may have jurisdiction.

ARTICLE 20

BREACH AND DISSOLUTION DUE TO BREACH

20.1

General

If one Party fails to perform or fulfill any of its obligations or agreements under this Contract or one or more of its representations or warranties in this Contract are untrue or incorrect such Party (the “Breaching Party”) shall be deemed to have breached (a “Breach”) this Contract. In the event of a Breach by one Party, the other Party (the “Performing Party”) shall notify the Breaching Party in writing that this Contract has been breached and that the Breach should be remedied within sixty (60) days of the date of such notice. In the event that a representation or warranty is untrue or incorrect, the Breaching Party will be obliged to take all necessary action to ensure that the representation or warranty is true and correct.

20.2

Termination and Dissolution Right

Where a Breach has occurred and such Breach has not been remedied by the end of the 60-day period referred to in Article 20.1, the Performing Party may request that a Board meeting be convened to discuss the early termination of the CJV. The Chairman of the Board shall convene such meeting within thirty (30) days of the receipt of a Party’s request for the meeting.  The directors appointed by the other Party shall be obliged to attend such meeting. At such meeting the Board shall adopt a unanimous resolution authorizing termination of this Contract upon liquidation and dissolution of the CJV and such resolution along with a request to terminate this Contract and dissolve the CJV shall be forwarded to the Approval Authority or such other regulatory or governmental body, as may have jurisdiction.

20.3

Damages in Case of Breach

In the event of a Breach under this Contract, the Performing Party shall have the right to seek damages from the Breaching Party for loss and damages, including any loss or damage arising from claims made against the Performing Party by third parties, or caused to the CJV and/or the Performing Party, as a result of the Breach. The Breaching Party shall indemnify the Performing Party, its Affiliates, its officers, directors, employees, agents and representatives and the officers, directors, employees, agents and representatives of the CJV and any Affiliates of the Performing Party (an “Indemnified Party”) in respect of any claim, demand, action,  or damage.

In the event that Crosshair breaches this Contract by failing to make a contribution to Registered Capital as provided for in Article 5.6 hereof, in addition to the foregoing, Crosshair shall waive any rights in and to the LNGB Exploration Licences and the proceeds thereof and, subject to Article 21 hereof, the LNGB Exploration Licences or any proceeds thereof shall be the sole property of LNGB.

20.4

Obligation of Parties

The termination and dissolution rights provided for in Article 20.2 shall be in addition to and not in substitution for any other remedies that may be available to the Performing Party, and the exercise of a termination and dissolution right shall not relieve either Party from any obligations accrued to the date of such termination and dissolution or relieve the Breaching Party from liability and damages to the Performing Party for Breach of this Contract.

20.5

Waiver

Waiver by either Party of a single Breach or a succession of Breaches shall not deprive such Party of its rights hereunder, arising by reason of any subsequent Breach.

20.6

Dissolution Due to Breach

Upon approval of the dissolution of the CJV by Approval Authority or such other regulatory or governmental body as may have jurisdiction or where no response to a request for dissolution has been obtained two (2) months after such resolution and request for dissolution have been forwarded pursuant to Article 20.2, in which case approval shall be deemed to have been granted, the Performing Party may, through the Liquidation Committee, evaluate the assets and liabilities of the CJV and the reasonableness of the claim for damages, if any, suffered by the Performing Party.  The Liquidation Committee shall carry out the sale of the CJV or liquidation in accordance with this Article, the Joint Venture Law and other applicable PRC laws, Article 21 below, and the Articles of Association of the CJV.

ARTICLE 21

DISPOSAL OF PROPERTY UPON TERMINATION AND DISSOLUTION

21.1

Liquidation Committee

Upon the expiration of the Term of the CJV, or the receipt of approval for the termination of this Contract and dissolution of the CJV prior to the expiry of the Term, or otherwise in accordance with Article 20.6 hereof, the CJV shall be liquidated in accordance with relevant laws. Following the completion of the liquidation process, this Contract shall be deemed to have terminated. The Board of Directors shall set up a liquidation committee (the “Liquidation Committee”) consisting of three members, two of which shall be Board members appointed by Crosshair and one of which shall be a Board member  appointed by LNGB.

21.2

Activities of Liquidation Committee

The Liquidation Committee shall operate in accordance with the laws of the PRC, the provisions of this Contract and the Articles of Association of the CJV. The Liquidation Committee shall apply the proceeds arising from the liquidation of the CJV to satisfy the CJV’s liabilities, the expenses of liquidation and to the setting up of any reserve that the Board of Directors, upon the advice of the Liquidation Committee, considers reasonably necessary for any contingent or unforeseen liabilities or obligations of the CJV.  Thereafter, the remaining proceeds may be distributed to the Parties in accordance with their Interest and the applicable Joint Venture Law provisions, provided, however, that any proceeds to be distributed to a Breaching Party may be used to pay for damages sustained by a Performing Party. Damages payable to Crosshair and Crosshair’s share of any proceeds shall be paid in US Dollars. Either Party may institute arbitration proceedings in accordance with Article 24 of this Contract should it dispute any determination of the Liquidation Committee.

ARTICLE 22

NON-COMPETITION

22.1

Exclusivity

In consideration for the Parties entering into this Contract, each Party agrees that it shall not, directly or indirectly and without the permission of the other Party, solicit or consider offers, enter into discussions with, provide information to, negotiate with or in any manner encourage, discuss, accept, or consider, any proposal of any third party relating to any of the matters which fall within the scope of this Contract.

22.2

Non-Competition

Each party hereby agrees that once the CJV is established, it shall not conduct, engage in or be affiliated with any entity that conducts or engages in the same or similar businesses and operations in Liaoning Province as those of the CJV during the Term of this Contract without the written permission of the other Party. Each Party hereby agrees to take all necessary measures to prevent its present and future directors, officers, employees, Affiliates and contractors from conducting or engaging in or being affiliated with any entity which conducts or engages in the same or similar business and operations in Liaoning Province as those of the CJV during the said period except pursuant to this Contract. Each Party agrees to indemnify the CJV and the other Party from and against any direct and indirect economic losses or liabilities resulting from the breach of such undertakings.

22.3

Right of First Refusal

During the Term of this Contract, should LNGB seek financing by way of foreign investment for any mineral exploration project within the 2000 square kilometer area surrounding the Joint Venture Area  (a “New Project”), Crosshair shall be provided with the details concerning such New Project. In the event that a third party should submit a proposal to LNGB with respect to the New Project Crosshair shall have 5 Business Days to submit a competing proposal to LNGB and, provided that the terms of Crosshair’s competing proposal for the New Project are equal to or more favorable to LNGB than the terms submitted by such third party then Crosshair shall be awarded the opportunity to invest in the New Project.

22.4

Exploration, Development and Mining Near Joint Venture Area

The Parties agree that the CJV shall have the right to apply for any exploration or mining licences (“Future Licences”) with respect to any geographical area that is within 5 kilometres of the boundary of the Joint Venture Area in any direction (the “Area”) in priority to the Parties. In the event that the CJV determines that it will apply for a Future Licence, neither Party may apply for or obtain such Future Licence on their own account. In the event that either Party obtains a Future Licence in the Area in breach of this provision, the CJV shall be entitled to require that such Party transfer such Future Licence to the CJV at the lowest price allowable pursuant to PRC law.

ARTICLE 23

FORCE MAJEURE

23.1

Definition

An event of “Force Majeure” means an unpredictable, unpreventable and unavoidable event including earthquake, typhoon, flooding, fire, war, halt of domestic or international transportation, non-performance by government or public office (except as otherwise provided for herein), epidemic, riot, strike, lack of access to the Joint Venture Area due to the actions of a third party and other events beyond the reasonable control of the Parties.

23.2

Non-Breach

Should either of the Parties be prevented from performing its obligations under this Contract as the result of an event of Force Majeure, such failure or delay shall be deemed not to be a breach of this Contract.

23.3

Notification

If an event of Force Majeure occurs, the affected Party shall notify the other Party without delay in writing and, within fifteen (15) days thereafter shall provide detailed information concerning such events and documentation evidencing such events.

23.4

Resolution

If an event of Force Majeure occurs, then the Parties shall, through consultations, seek to find a fair resolution to minimize or remove the effects of Force Majeure.  If an event of Force Majeure or the effects of an event of Force Majeure cause significant loss to the CJV for a period of 6 months or more and the Parties cannot find a fair resolution to the problem, either Party may terminate this Contract in accordance with Article 19 provided that the obligation to seek a resolution through consultation under this Article 23.4 has been complied with.

ARTICLE 24

SETTLEMENT OF DISPUTE

24.1

Arbitration

Any dispute, including any issues with respect to the interpretation, effectiveness or termination of this Contract, arising out of or relating to this Contract shall be settled through friendly consultations between the Parties. Where such friendly consultations do not achieve a resolution within 60 days of receipt of written notice of the dispute by one Party delivered by the other Party, the matter shall be referred to and finally resolved by arbitration at the China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing in accordance with its rules and procedures.

24.2

Number of Arbitrators

There shall be three arbitrators.  Each Party is entitled to appoint one Arbitrator.  CIETAC will appoint the third Arbitrator and such Arbitrator shall not be a citizen of either Party’s country.  The languages of Arbitration shall be both English and Chinese.

24.3

Decision Binding

The arbitral award shall be final and binding upon the Parties and the CJV.  Such award shall preclude any right to appeal in any court with jurisdiction with respect to the subject matter of the arbitration.  Subject to relevant law, such award shall be enforceable in any country where the losing party has assets.

24.4

Costs

The arbitration fees shall be the responsibility of the losing Party unless otherwise provided for in the arbitration award.

24.5

Performance of Contract

During the course of arbitration, except for the matter or matters in dispute, the Parties shall continue to perform this Contract.

ARTICLE 25

APPLICABLE LAW

25.1

Governing Law

This Contract and its interpretation are governed by the laws of the PRC.  If the laws of the PRC do not contemplate an issue arising under this Contract, the Parties may make reference to general international practices.

25.2

Changes to Law

Following the Effective Date, if there are any amendments, interpretations or applications to or of the Joint Venture Law, the Mining Law or any other PRC laws or regulations applicable to the CJV such that Crosshair is materially disadvantaged in participating in the CJV in accordance with this Contract, the Parties hereby agree to negotiate amendments to the Contract that will restore Crosshair to its original position under the Contract, as determined by Crosshair in its sole discretion.

ARTICLE 26

MISCELLANEOUS

26.1

No Waiver

No delay or failure of one Party in exercising any right hereunder shall be deemed to constitute a waiver of such right or any other rights hereunder.

26.2

Amendments

This Contract shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.  This contract shall not be amended orally.  No alteration or modification of any of the provisions of this Contract shall be binding unless in writing and signed by the Parties and approved by the Approval Authority.

26.3

Unenforceable Provision

If any provision of this Contract is rendered void, illegal or unenforceable, such void, illegal or unenforceable provision shall not invalidate the remaining provisions of this Contract.

26.4

Language

This Contract is executed in Chinese and English in six (6) originals. Both language versions are of the same force and effect.

26.5

Notice

Except as otherwise provided for herein, all notices required or allowed by this Contract shall be written in Chinese and English and may be delivered by messenger, registered airmail or facsimile.  The deemed date of delivery of the notice shall be, if by messenger, on the date of delivery, if by registered airmail, seven business days after the mailing date indicated on the registration receipt and if by facsimile, on the first Business Day after the date of sending. A notice sent in any manner other than one of the foregoing shall be deemed to be have been delivered on the day of actual receipt. For notices, the following addresses shall be used:

LNGB:

Attention to: Mr. Tian Yu Cai

Address: No.17, Liu Zhou Street, Heping District, Shenyang City, Liaoning Province, PRC 110002

Fax Number: 024-22828901

Crosshair:

Attention to: Mark J. Morabito, President

Address: Suite 2300-1066 West Hastings Street, Vancouver, BC, Canada V6E 3X2

Fax Number: + 604-601-8250

26.6

Entire Contract

This Contract forms the entire agreement between the Parties and cancels, replaces and supersedes all prior discussions, negotiations and agreements between the Parties with respect to the subject matter of this Contract with the exception of sections 9, 11, 12 and 14 of the memorandum of understanding entered into by the Parties on September 2, 2004 which sections shall survive until the Commencement Date at which point they shall become void and unenforceable. This Contract repeals and replaces the joint venture contract entered into between the Parties and dated November 12, 2004. If there is any conflict between this Contract and the Articles of Association, this Contract shall prevail.

This Contract is signed by the authorized representatives from both parties in the PRC on the date stated hereunder.

LIAONING NON-FERROUS GEOLOGICAL BUREAU EXPLORATION INSTITUTE

By:_______________

Name: Mr. Tian Yu Cai

Date:

CROSSHAIR EXPLORATION AND MINING CORP.

By:

Name: Daniel Huang

Date:

“Schedule A”

Exploration Licenses